EXHIBIT 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-48213, 333-67141, 333-51710, 333-126028, 333-156191, 333-176400, and 333-205354) of Scott’s Liquid Gold-Inc. and Subsidiaries, of our report dated August 7, 2020, relating to the consolidated financial statements of CRB Holding Company and Subsidiaries, appearing in this Current Report on Form 8-K.

/s/ RSM US LLP

Dayton, Ohio

September 8, 2020